Exhibit 10.62

CITIZENS BANK OF MASSACHUSETTS

LOAN AND SECURITY AGREEMENT

December 14, 2004

1. SECURITY INTEREST. VIISAGE TECHNOLOGY, INC., a Delaware corporation, TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation, IMAGING AUTOMATION, INC., a Delaware corporation and BIOMETRICA SYSTEMS, INC., a New Hampshire corporation (hereinafter collectively referred to as the “Borrower”), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank with a banking office at 53 State Street, Boston, Massachusetts 02109, the secured party hereunder (hereinafter called the “Bank”), a continuing security interest in and to, and assigns to Bank, all assets of Borrower, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(a) all inventory, including all goods, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower’s business (all hereinafter called the “Inventory”);

(b) all accounts (as defined in Article 9 of the Uniform Commercial Code, hereinafter “Accounts”), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper (whether tangible or electronic), deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities (including without limitation capital stock of Borrower’s domestic and foreign subsidiaries), security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the “Receivables”; provided however, that neither the term “Receivables” nor the term “Collateral” shall be deemed to include the intellectual property owned by or licensed exclusively to Borrower which is the subject of a Non-Encumbrance Agreement referenced in Section 9(a)(xi) hereof, or that portion of the outstanding capital stock or other equity interest in each foreign subsidiary of Borrower that Borrower is not required to pledge to Bank pursuant to Section 9(a)(x) hereof);

(c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”); and

(d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called “Collateral”).

2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower (and each Borrower) to Bank under this Loan and Security Agreement (this “Agreement”) and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be pursuant to this Agreement (all hereinafter called “Obligations”).

3. BORROWER’S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. Each Borrower warrants that it has no places of business other than those shown in Schedule “A”, annexed hereto.

Each Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in Schedule A.. All Inventory presently owned by Borrower is stored at the locations set forth on Schedule “A”. Such Schedule A also lists all system assets located with customers of Borrower.

Borrower will promptly notify Bank in writing of any change in the location of any place of business or the location of any Inventory or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.

Borrower represents and warrants that it has described its returns policy in writing to Bank and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof.

4. BORROWER’S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and it shall hereafter remain in good standing as a corporation in that state, and it is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed would not reasonably be expected to have a material adverse effect on it or its business.

(b) Borrower’s exact legal name is as set forth in this Agreement. Borrower has no Subsidiaries except as identified in Schedule “A” to this Agreement.

(c) The organizational identification number of each Borrower is as set forth on Schedule “A” annexed hereto.

(d) The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s certificate of incorporation or other applicable charter document, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its properties may be bound.

(e) All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

(f) Borrower owns all of the assets reflected in the most recent of Borrower’s financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule “B” annexed hereto, (ii) those leases of personal property set forth on Schedule “C” annexed hereto, (iii) those liens permitted pursuant to Section 15(h) of this Agreement, or (iv) liens and security interests in favor of Bank.

(g) Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral with respect to such taxes.

(h) Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith, except where its failure to comply with which cannot reasonably be expected to materially adversely affect the financial condition, business or operations of Borrower or the value of any Collateral.

(i) Except as described in Schedule D, there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.

(j) Borrower is in material compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word “Plan” as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

5. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

(a) From time to time upon Borrower’s request, so long as the sum of the aggregate principal amount of all loans outstanding and the requested loan (collectively, the “Loans”) does not exceed the Credit Limit (as defined below), Bank shall make such requested loan, provided that there is no continuing Event of Default or continuing event which, with notice or the lapse of time or both, would constitute an Event of Default (a “Default”).

(b) All Loans shall bear interest and shall be evidenced by and repayable in accordance with a Revolving Promissory Note drawn to the order of Bank and the LIBOR Rider thereto in substantially the form of Exhibit 1 hereto (the “Note”), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank’s records of Loans and repayments.

Interest, other than with respect to those Loans (if any) which bear interest calculated by reference to the LIBOR Rate (as defined below), will be charged to Borrower at a fluctuating per annum rate which is the daily equivalent of the Prime Rate minus one quarter of one percent (.25%), or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable (i) on the first day of each month in arrears; (ii) on termination of this Agreement pursuant to Section 21 hereof; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 16 hereof; and (iv) on the date the Obligations are paid in full. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term “Prime Rate” as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank at its offices in Boston, Massachusetts, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be payable in lawful money of the United States of America to Bank without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

Interest, net of those Loans (if any) which bear interest calculated by reference to the Prime Rate, will be charged to Borrower at a rate which is the equivalent to the LIBOR Lending Rate (as defined below) plus Applicable Margin (as defined below).

(c) The term “Credit Limit” as used herein shall mean an amount equal to Twenty-Five Million and 00/100 ($25,000,000.00) Dollars, up to Ten Million ($10,000,000.00) Dollars of which (the “L/C Limit”) shall be available for standby Letters of Credit, as provided below.

(d) Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so): (i) to charge any of Borrower’s accounts with Bank to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, or (ii) to apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items. Bank shall promptly notify Borrower of any such charges or applications.

(e) At Borrower’s request and in the discretion of Bank, and subject to the execution of letter of credit documentation satisfactory to Bank, Bank, within the limits of the L/C Limit as then computed, shall issue standby letters of credit from time to time by Bank for the account of Borrower (collectively “Letters of Credit”). The Letters of Credit shall be on terms mutually acceptable to Bank and Borrower, and no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date (as defined in Section 21). A Loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, immediately upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank a percentage of the face amount of such Letter of Credit (as set forth below) plus all other normal and customary fees charged by Bank, as set forth in a schedule of fees from time to time published by Bank. For purposes of computing the Credit Limit, all Letters of Credit and acceptances shall be deemed to be Loans.

(f) Upon application by Borrower for a Letter of Credit, Borrower shall execute and deliver to Bank an Application and Agreement for a Letter of Credit upon such terms and conditions as Bank may then require which shall set forth the specific terms and pricing of such Letter of Credit. In the absence of any such agreement, Borrower shall pay to Bank on DEMAND an issuance fee of 1.25 % per annum, (1.0% per annum issuance fee for cash secured Letters of Credit) with respect to each Letter of Credit.

(g) Borrower agrees to indemnify, defend and hold harmless Bank from any loss, cost or damage arising in connection with any request for, issuance of, payment under, or otherwise related to a Letter of Credit, including but not limited to (i) any failure of Borrower to comply with the terms of this Agreement, (ii) obligations and responsibilities imposed by foreign laws and customs for which Borrower is liable to indemnify Bank under the UCP, or (iii) Bank’s dishonor of a draft or demand at Borrower’s request or pursuant to an injunction. Borrower recognizes that Bank is obligated to honor drafts duly drawn under a Letter of Credit regardless of any dispute that may exist between Borrower and the beneficiary of any Letter of Credit, including disputes concerning the beneficiary’s right to payment from or on behalf of Borrower. Except for the obligation to make payment on a draft accepted under the Letter of Credit, Bank has no responsibility to investigate the circumstances of the dispute, obligation, loss or liability in connection with any transaction between Borrower and the beneficiary of any Letter of Credit. For purposes of this Section, Bank shall include Bank’s officers, directors, employees, agents and affiliates.

(h) Borrower shall pay to Bank the principal amount of all Loans on termination of this Agreement pursuant to Section 21 or on acceleration of the obligations pursuant to Section 16, and Borrower shall also deliver to Bank at such time cash collateral in an amount equal to the aggregate of amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of Borrower.

(i) The following terms shall have the meanings ascribed to them in the LIBOR Rider annexed to the Note: Business Day, Hedging Contracts, Hedging Obligations, Interest Payment Date, Interest Period, LIBOR Lending Rate, LIBOR Rate, LIBOR Rate Loan, LIBOR Reserve Percentage, and Prime Rate Loan. As used in this Agreement, the following terms shall have the following meanings:

“Applicable Margin” shall mean Two and one-half (2.50%) percent per annum (i.e. 250 basis points).

“Borrowing Date” shall mean any day upon which a LIBOR Rate Loan is made.

“Dollars” or “$” shall mean currency of the United States of America.

“Eurodollars” shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of Bank) located outside the United States of America.

“Interbank Market” shall mean, with respect to any LIBOR Rate Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

“London Banking Day” shall mean a day on which dealings in US dollar deposits are transacted in the London Interbank Market.

“Maturity Date” shall mean the date on which an Interest Period expires.

(j) Bank shall not be required to make a LIBOR Rate Loan, or convert a Prime Rate Loan into a LIBOR Rate Loan, unless Bank shall have received from Borrower a request for such LIBOR Rate Loan, in the form of Exhibit 2 annexed hereto (herein a “Notice of Borrowing”). By delivering a Notice of Borrowing to Bank as provided in the LIBOR Rider, Borrower may from time to time irrevocably request, that a LIBOR Rate Loan be made in a minimum amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars.

(k) Intentionally Omitted. See LIBOR Rider.

(l) Intentionally Omitted. See LIBOR Rider.

(m) Except as otherwise provided herein, any Notice of Borrowing which requests a LIBOR Rate Loan shall be irrevocable and binding upon Borrower.

(n) Interest on the outstanding principal amount of each LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.

(o) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan, as set forth in the LIBOR Rider.

(p) Intentionally Omitted. See LIBOR Rider.

(q) Intentionally Omitted. See LIBOR Rider.

(r) Intentionally Omitted. See LIBOR Rider.

(s) Intentionally Omitted. See LIBOR Rider.

(t) Intentionally Omitted. See LIBOR Rider.

(u) Intentionally Omitted. See LIBOR Rider.

(v) All payments by Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority (such items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Bank an official receipt or other documentation satisfactory to Bank evidencing such payment to such authority; and (iii) except for franchise taxes and taxes imposed on or measured by Bank’s net income or receipts, pay to Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by Bank will equal the full amount Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against Bank with respect to any payment received by Bank hereunder, Bank may pay such Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by Bank after the payment of such Taxes (including any Taxes on such additional amount), except for franchise taxes and taxes imposed on or measured by Bank’s net income or receipts, shall equal the amount Bank would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrower shall indemnify Bank for any incremental Taxes, interest or penalties that may become payable by Bank as a result of any such failure.

(w) Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make any LIBOR Rate Loan.

(x) In addition to all other sums payable hereunder, Borrower shall pay Bank an “unused commitment fee” equal to one-quarter (.25%) percent of the difference between: (i) the Credit Limit and (ii) the average amount of the principal balance of Loans outstanding for each quarterly period this Agreement is in effect, including as outstanding the face amount of any Letters of Credit issued by Bank for the account of Borrower. Such fee shall be payable quarterly in arrears.

(y) In addition to all other sums payable hereunder, Borrower shall pay to Bank on the date hereof, a “commitment fee” in the amount of Sixty-two Thousand Five Hundred and 00/100 ($62,500.00) Dollars, which shall be deemed to be fully earned on the date of this Agreement.

6. Intentionally Omitted.

7. Intentionally Omitted.

8. BANK’S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower’s Loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and, in the absence of manifest error, shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within thirty (30) days from the mailing by Bank to Borrower of any such monthly statement.

9. CONDITIONS OF LENDING.

(a) The obligation of Bank to make the initial Loan hereunder or to issue or cause to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(i) This Agreement, properly executed on behalf of each Borrower, together with an Agented Borrowing Agreement in form acceptable to Bank.

(ii) The Note drawn to the order of Bank in the face amount of the Credit Limit.

(iii) A landlord’s consent and waiver with respect to 296 Concord Road, Billerica, Massachusetts.

(iv) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule “B”, the liens of the secured lender to be paid with the proceeds of the initial Loan (if any) and those financing statements filed by Bank, and (C) Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(v) A certificate of the Secretary or an Assistant Secretary of each Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the certificates of incorporation or other charter documents and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including Loan requests, on behalf of Borrower.

(vi) A current certificate issued by the Secretary of State of the state of Borrower’s incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state.

(vii) Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed would not reasonably be expected to have a material adverse effect on such Borrower or its business.

(viii) An opinion of counsel to Borrower, addressed to Bank.

(ix) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Bank.

(x) a Pledge Agreement from Borrower with respect to 65.0% of the outstanding common stock or other equity interests of each foreign Subsidiary of Borrower.

(xi) A Non-encumbrance agreement with respect to intellectual property owned or licensed exclusively to Borrower, in form and substance satisfactory to Bank.

(xi) Payment of the fees due through the date of the initial Loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement.

(xii) Such other documents, instruments and agreements as Bank in its reasonable discretion may require.

(b) The obligation of Bank to make each Loan or Letter of Credit shall be subject to the further conditions precedent on such date:

(i) the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such Loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii) no event has occurred and is continuing, or would result from such Loan or issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.

10. CAPITAL ADEQUACY.

If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Bank, or person controlling Bank, and Bank determines (in its reasonable discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loans made by Bank is reduced to a level below that which Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Bank to Borrower, Borrower shall within 90 days of issuance of such statement, pay directly to Bank additional amounts sufficient to compensate Bank or such controlling person for such reduction in rate of return. A statement of Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, Bank may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable, provided that such charge is made by Bank in a like manner to all other similarly situated borrowers of Bank.

11. COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a) Borrower will promptly, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deposit the same in its deposit account with Bank. Bank will, at any time during the continuance of an Event of Default, have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower’s account and waive its rights as against such account.

(b) Each Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Citizens Financial Group, Inc., or in transit to any of them. During the continuance of an Event of Default, Bank may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(c) Bank shall be Borrower’s main bank of deposit. For each other deposit account that Borrower at any time opens or maintains, Borrower shall, if Bank shall so require, either (i) cause the depositary bank to agree to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (ii) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account. Bank agrees with Borrower that Bank shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(d) Bank may at any time during the continuance of an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank. Upon request of Bank at any time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(e) Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses reasonably incurred by Bank in connection with the preparation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be reasonably expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses reasonably incurred or paid by Bank in connection with the protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses reasonably incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank’s security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts reasonably expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered obligations of Borrower and shall be secured hereby.

(f) Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower’s true and lawful attorney-in-fact, with power to endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the

Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower’s rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank; granting upon Borrower’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Other than in connection with the good faith administration of the Loans, Bank will not exercise its rights pursuant to the power of attorney granted herein except during the continuance of an Event of Default. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

12. FINANCING STATEMENTS. Each Borrower hereby authorizes Bank to prepare and file one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) describe the Collateral, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Bank promptly upon request. Borrower also ratifies its authorization for Bank to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

13. BORROWER’S REPORTS.

(a) From time to time as requested by Bank and in any event not less than quarterly, within 45 days of the end of each fiscal quarter, a schedule of all bonded contracts, including the amount of each bond or letter of credit, the issuer of such bond or letter of credit and the expiration date of each such bond or letter of credit, in such form as shall be agreed between Borrower and Bank.

(b) From time to time at the reasonable request of Bank, Borrower shall submit to Bank an aging report in form satisfactory to Bank showing the amounts due and owing on all Accounts according to Borrower’s records, together with such other information as Bank may require.

(c) From time to time at the reasonable request of Bank, Borrower shall submit to Bank an accounts payable aging report in form satisfactory to Bank showing the amounts due and owing on all accounts payable according to Borrower’s records, together with such other information as Bank may require.

(d) Borrower shall deliver to Bank at the time of each request for a Loan under this Agreement: (i) a completed and signed Notice of Borrowing in the form annexed as Exhibit 2, (ii) a Covenant Compliance Certificate in the form of Exhibit 3 annexed hereto, showing the supporting calculations evidencing Borrower’s compliance or non-compliance with the financial covenants contained in this Agreement calculated on a pro forma basis as of the date of the Notice of Borrowing, and (iii) a schedule of all bonded contracts, including the amount of each bond or letter of credit, the issuer of such bond or letter of credit and the expiration date of each such bond or letter of credit, in such form as shall be agreed between Borrower and Bank.

(e) Borrower will furnish Bank, annually, as soon as available, and in any event within forty-five (45) days after the end of each fiscal year of Borrower, a management-prepared financial forecast for the following fiscal year in such form and in such detail as Bank may reasonably require;

(f) Borrower will furnish Bank, annually, as soon as available, and in any event within fifteen (15) days after the end of each fiscal month of Borrower in which Borrower’s Loan and Letter of Credit outstandings have exceeded $5,000,000.00 for at least 30 consecutive days, a Modified Quick Ratio calculation and an Adjusted Modified Quick Ratio calculation certified by management of Borrower and showing all supporting data and calculations;

(g) Borrower will furnish Bank as soon as available, and in any event within forty-five (45) days after the close of each quarterly period of its fiscal year, (i) a copy of Borrower’s 10-Q filing report as filed with the U.S. Securities and Exchange Commission, (ii) a Covenant Compliance Certificate in the form of Exhibit 3 annexed hereto, showing the supporting calculations evidencing Borrower’s compliance or non-compliance with the financial covenants contained in this Agreement, and (iii) a standard form contracts in process report showing, in form acceptable to Bank, all outstanding Borrower contracts, costs expended to date and billed to date, cost to complete and estimated profit (loss) with respect to each such contract;

(h) Borrower will furnish Bank, annually, as soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an audit opinion thereon reasonably acceptable to Bank by independent public accountants selected by Borrower and reasonably acceptable to Bank.

(i) Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to Borrower by Borrower’s independent public accountants in connection with the examination of the financial statements of Borrower made by such accountants (the so-called “Management Letter”).

(j) In addition to the foregoing, Borrower promptly shall provide Bank with such other and additional information concerning Borrower, the Collateral, the operation of Borrower’s business, and Borrower’s financial condition, including financial reports and statements, as Bank may from time to time reasonably request from Borrower. All financial information provided Bank by Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of Borrower at the close of, and its results of operations for, the periods in question.

14. GENERAL AGREEMENTS OF BORROWER.

(a) Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business with loss payable to Bank and Borrower, as their interests may appear, hereby appointing Bank as attorney for Borrower, exercisable by bank during the continuance of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank, except to the extent the same shall be used to restore, reconstruct, repair, renovate or replace any insured property (as agreed between Borrower and Bank) all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank.

(b) Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at reasonable times and upon reasonable prior notice without hindrance or delay. Bank shall also have the right to obtain from time to time, but in the absence of a continuing Event of Default not more often than annually, and at the sole cost and expense of Borrower an appraisal of the Collateral by an appraiser acceptable to Bank.

(c) Intentionally Omitted.

(d) Borrower will at all times keep accurate and complete records of Borrower’s Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower’s place or places of business at reasonable times and upon reasonable notice, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower’s Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may remove any of such records temporarily for the purpose of having copies made thereof. Borrower acknowledges that Bank plans to conduct such audits on at least a semi-annual basis, the first such audit to be performed within six months of the date of this Agreement. Borrower shall pay to Bank all reasonable audit fees, plus all travel and other expenses incurred in connection with any such audit, in the absence of a continuing Event of Default, the cost of which shall not exceed $10,000.00 per year.

(e) Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Bank.

(f) Borrower will maintain its corporate existence in good standing and comply in all material respects with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

(g) Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, other than inchoate liens for taxes not yet due, or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by Borrower.

(h) Bank may, in accordance with its customary field examination practices for asset based loans, communicate in writing with account debtors in order to verify with them the existence, amount and terms of any Accounts.

(i) This Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement.

(j) If any of Borrower’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and, to the extent that such contract provides for payment to Borrower of at least $1,000,000.00 during the term thereof and has at least six months remaining in any renewal thereof, execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

(k) If any of Borrower’s Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately deliver same to Bank, appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

(l) If any goods are at any time in the possession of a bailee (including without limitation any so-called system assets), Borrower shall promptly notify Bank thereof and, if requested by Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower. Bank agrees with Borrower that Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

(m) If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the request and option of Bank, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

(n) If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

(o) Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral (to the extent not paid by Borrower with respect to insurance required by this Agreement) and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses reasonably incurred by Bank pursuant to the foregoing authorization, and upon failure of Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

(p) Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with Borrower’s obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss Borrower may be liable. As used herein, the terms “hazardous waste,” “hazardous or toxic substance,” “hazardous material” or “oil” shall have the same meanings as defined and used in any of the following (the “Acts”): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); M.G.L.A. c. 21E (Massachusetts Oil and Hazardous Material Release Prevention Act); M.G.L.A. c. 21C (Massachusetts Hazardous Waste Management Act); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

(q) Except for Bank’s gross negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank’s agreement to make Loans available to Borrower and the termination of this Agreement.

(r) Intentionally omitted.

(s) Intentionally omitted

(t) All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any Event of Default under this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank (subject to applicable grace and cure periods) shall constitute an Event of Default under this Agreement. The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

(u) Intentionally omitted

(v) Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with

Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever reasonably requested by Bank.

(w) Borrower shall perform any and all further steps reasonably requested by Bank to perfect Bank’s security interest in Inventory, such as leasing warehouses to Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and at the request of Bank during the continuance of an Event of Default.

(x) Borrower hereby grants to Bank a non-exclusive irrevocable royalty-free license to use, apply or affix any trademark, trade name logo or the like, to use any copyrights held by Borrower, and to use any patents, in which Borrower now or hereafter has rights, which license may only be used by Bank in connection with its realization upon the Collateral during the continuance of an Event of Default.

15. BORROWER’S NEGATIVE COVENANTS. Borrower will not at any time:

(a) Modified Quick Ratio. Permit its Modified Quick Ratio (defined below) to be less than 1.50:1.0 at the end of any fiscal quarter, commencing December 31, 2004;

(b) Adjusted Modified Quick Ratio. Permit its Adjusted Modified Quick Ratio (defined below) to be less than 1.0:1.0 at the end of any fiscal quarter, commencing December 31, 2004;

(c) Minimum EBITDA. Permit its EBITDA to be less than $2,500,000.00 for the discrete fiscal quarters ending December 31, 2004 and March 27, 2005, nor less than $2,750,000.00 for the discrete fiscal quarters ending June 26, 2005 and September 25, 2005, nor less than $3,000,000.00 for the discrete fiscal quarter ending December 31, 2005 or any fiscal quarter thereafter;

(d) Total Funded Debt to EBITDA. Permit the ratio of its total indebtedness (including senior and subordinate indebtedness and payments due on capitalized leases) to its EBITDA to be more than: (i) 2.50:1.0 for the trailing twelve month periods ending December 31, 2004, March 27, 2005, June 26, 2005 and September 25, 2005, nor more than 2.0:1.0 for the trailing twelve month period ending on each fiscal quarter end commencing December 31, 2005;

(e) Fixed Charge Coverage. Permit, for the trailing twelve-month period ending on the last day of any fiscal quarter commencing December 31, 2004, the ratio of its cash flow to its fixed charges to be less than 1.5:1.0 to 1;

(f) Intentionally omitted;

(g) Disposition of Collateral Sell, assign, exchange or otherwise dispose of any of the Collateral, other than (i) Inventory consisting of scrap, waste, defective goods and the like; (ii) Inventory consisting of obsolete goods; (iii) Inventory consisting of finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (iv) Equipment which is no longer required or deemed necessary for the conduct of Borrower’s business, so long as Borrower receives for such Equipment a sum substantially equal to such Equipment’s fair value, remits such sum to Bank in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Bank’s favor;

(h) Liens Create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of Borrower’s business; (ii) arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens which are subordinate to those of Bank on terms and conditions satisfactory to Bank; (v) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (vi) Liens which are the subject of permitted protests; (vii) those Liens and encumbrances set forth on Schedule “B” annexed hereto; (viii) Liens in favor of third party lessors, and (ix) in favor of Bank. The term “permitted protests” as used herein means the right of Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of Borrower in an amount that is reasonably satisfactory to Bank, (y) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (z) Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Bank in and to the Collateral;

(i) Dividends Pay any dividends on or make any distribution on account of any class of Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock;

(j) Loans/Borrowing (i) Make any loans or advances to any individual, partnership, trust, corporation or other business entity, including without limitation Borrower’s directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower, or (ii) incur any indebtedness on account of borrowed money (including capital leases) without the written consent of Bank, other than (A) amounts owed to Bank, (B) amounts owed in connection with purchase money security interests from third party lenders and amounts owed to third party lessors in an aggregate amount not in excess of $5,000,000.00 outstanding at any time, and (C) indebtedness which is unsecured or subordinated to Bank on terms and conditions acceptable to Bank;

(k) Guarantees. Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation;

(l) Investments. (i) Use any Loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) except as permitted under Sections 15(o) and 15(q) below, invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by Bank;

(m) Transactions with Affiliates. Enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate;

(n) Subsidiaries. Sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower;

(o) Mergers, Consolidations or Sales (i) Merge or consolidate with or into any corporation in a transaction in which the stockholders of Borrower immediately prior to such merger or consolidation own less than 50.0% of Borrower’s (or the surviving entity’s) voting power immediately after such merger or consolidation; (ii) enter into any joint venture or partnership with any person, firm or corporation pursuant to which Borrower shall become liable for obligations of such entity which obligations would, if paid by Borrower, materially adversely affect Borrower’s tangible net worth or cause Borrower to be in breach of any of its financial covenants hereunder; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except as permitted under Section 15(g);

(p) Change in Legal Status. (i) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (ii) change its type of organization, jurisdiction or organization. If Borrower does not have an organizational identification number and later obtains one, Borrower shall forthwith notify Bank of such organizational identification number; and

(q) Acquisitions Make any acquisition of all or substantially all of the business assets of any other business entity or division thereof or of the capital stock or other equity interests in any such business entity (other than Permitted Acquisitions), except with the written consent of Bank which shall not be unreasonably withheld provided that there is no continuing Default before or giving effect to such proposed acquisition.

For purposes of this section: “adjusted current liabilities” means Borrower’s liabilities due within one year plus the aggregate face amount of performance bonds issued and indemnities issued for the account of Borrower (other than by Bank); “adjusted modified quick ratio” means the sum of Borrower’s cash, cash equivalents and billed accounts receivable to the sum of Borrower’s “adjusted current liabilities” plus outstanding Bank Loans and Letters of Credit; “affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5.0%) percent or more of any class of voting stock of Borrower or any subsidiary, or (iii) five (5.0%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or a subsidiary; “capital assets” shall mean assets that, in accordance with generally accepted accounting principles, are required or permitted to be depreciated or amortized on Borrower’s balance sheet; “capital expenditures” shall mean but not be limited to amounts paid during such fiscal year for capital assets or capital leases and shall include, in the case of a purchase, the entire purchase price and, in the case of a capital lease (but not an operating lease), the entire rental for the term; “capital leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets; “cash flow” shall mean EBITDA plus operating lease expense, minus the sum of unfinanced capital expenditures, cash taxes actually paid and distributions to shareholders; “CMLTD” shall mean the current maturity of long term indebtedness paid during the applicable period, including but not limited to, amounts required to be paid during such period under capital leases; “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise;; “distributions” shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; “EBITDA” shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes, plus depreciation and amortization, determined in accordance with generally accepted accounting principles; “fixed charges” for any period shall mean the sum of interest, CMLTD and operating lease expense for such period; “indebtedness” shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; “interest” shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles; “modified quick ratio” means the sum of Borrower’s cash, cash equivalents and billed accounts receivable to the sum of Borrower’s “current liabilities” plus outstanding Bank Loans and Letters of Credit; “Permitted Acquisitions” means acquisitions of business assets or equity interests by

Borrower which satisfy all of the following conditions: (i) they involve total consideration from Borrower of $15,000,000.00 or less, (ii) the acquired business is in a business related to that of Borrower, (iii) the acquired business’s operations are EBITDA accretive to Borrower, (iv) Borrower would remain in proforma compliance with the financial covenants contained in this Agreement, giving effect to the proposed acquisition, and (v) with respect to non-US acquisitions, 65.0% of the capital stock (or other equity interests in such company) of the acquired company has been pledged to Bank as collateral for the Obligations; “senior indebtedness” shall mean any indebtedness which is not subordinated indebtedness; “subordinated indebtedness” shall mean indebtedness which is expressly stated to be subordinated or junior in right of payment to Borrower’s Obligations to Bank in a manner and in a form which is reasonably satisfactory to Bank; and “unfinanced capital expenditures” shall mean capital expenditures, minus long term indebtedness issued during the applicable period for the acquisition of capital assets.

16. DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a) During the continuance of any one or more of the following events (herein, “Events of Default”), Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with Borrower, any and all Obligations of Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and Borrower and instruments and papers given Bank by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i) The failure by Borrower to pay when due any principal or interest due under this Agreement or the Note;

(ii) The failure by Borrower to pay when due any other Obligations within five (5) Business Days of notice thereof to Borrower;

(iii) Termination or non-renewal for any reason of any of Borrower’s contracts for passport technologies with the United States Department of State;

(iv) The failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement (other than those specifically referenced in this Section 16) which failure is not remedied within thirty (30) days after notice thereof to Borrower by Bank; provided however that if such default cannot reasonably be cured within such 30 day period, Bank may extend the period permitted for such cure (but not beyond 60 days) so long as Bank determines that Borrower is diligently pursuing appropriate action to cure such default and such default does not impair the security or likelihood of timely payment of the Obligations;

(v) The determination by Bank that any representation or warranty hereunder or in any documents, instrument, agreement, or paper required to be delivered in connection herewith, in connection herewith, or required to be delivered pursuant hereto was not true or accurate when given in any material respect;

(vi) The occurrence of any event such that any material indebtedness of Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place or the occurrence of an event of default by Borrower under any material contract of Borrower or any claim or claims by the issuer(s) of indemnity bonds for the account of Borrower for reimbursement, indemnity or exoneration with respect to such bonds in an aggregate amount in excess of $250,000.00 in any 12 month period;

(vii) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by Bank;

(viii) A filing against or relating to Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America in any material amount, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state in any material amount;

(ix) The occurrence of any event of default (subject to applicable grace and cure periods) under any agreement between Bank and Borrower or instrument or paper given Bank by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper);

(x) Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property;

(xi) The granting of any trust mortgage for the benefit of creditors or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other general voluntary or involuntary liquidation or extension of debt agreement for Borrower; the failure by Borrower to generally pay the debts of Borrower as they mature; adjudication of bankruptcy or insolvency relative to Borrower; the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (hereinafter the “Bankruptcy Code”) or any other federal Bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure which is not dismissed within forty-five (45) days of filing; the calling or sufferance of a meeting of general creditors of Borrower; the meeting by Borrower of a formal or informal general creditor’s committee; the offering by or entering into by Borrower of any composition, extension or any other arrangement generally seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower which seeks or intends to accomplish a general reorganization or arrangement with creditors;

(xii) The entry of any uninsured judgment or judgments against Borrower in an aggregate amount of $500,000.00 or more in any twelve month period, which judgment is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry;

(xiii) There shall occur any material adverse change in the business or financial condition of Borrower;

(xiv) The entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any material part of its business affairs in the ordinary course of business;

(xv) The service of any process upon Bank seeking to attach by trustee process any funds of Borrower in an amount of $250,000.00 or more, on deposit with Bank;

(xvi) Intentionally Omitted;

(xvii) The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of Borrower;

(xviii) Any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower’s assets;

(xix) The termination of existence, dissolution, or liquidation of Borrower, or its ceasing to carry on actively any material part of Borrower’s current business;

(xx) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement (exclusive of possible subrogation rights of bonding companies); or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower or any guarantor of Borrower denies it has any further liability or obligation hereunder; or

(xxi) Any of the following events occur or exist with respect to Borrower or any ERISA affiliate: (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

During the continuation of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. During the continuance of an Event of Default, Borrower, as additional compensation to Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of Three (3.0%) percent greater than the rate of interest then specified in Section 5 of this Agreement. If a regularly scheduled payment of principal or interest hereunder is fifteen (15) days or more late, Borrower will be charged five (5.0%) percent of the unpaid portion of such payment as a late fee.

(b) Upon the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to Borrower.

(c) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Bank’s disposition of the Collateral. Bank may conduct any such sale or other disposition of the Collateral upon Borrower’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Bank shall provide Borrower with such notice as may be practicable under the circumstances), Bank shall give Borrower at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Bank may purchase the Collateral, or any portion of it at any public sale.

(d) If Bank sells any of the Collateral on credit, Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by Bank. If the purchaser fails to pay for the Collateral, Bank may re-sell the Collateral and Borrower shall be credited with the proceeds of the sale.

(e) In connection with Bank’s exercise of Bank’s rights after the occurrence and during the continuance of an Event of Default, Bank may enter upon, occupy and use any premises owned or occupied by Borrower, and may exclude Borrower from use of Collateral over which Bank has exercised dominion and control. Bank shall not be required to remove any of the Collateral from any such premises upon Bank’s taking possession thereof, and may render any Collateral unusable to Borrower. In no event shall Bank be liable to Borrower for use or occupancy by Bank of any premises pursuant to this Agreement.

(f) During the continuance of any Event of Default, Bank may require Borrower to assemble the Collateral and make it available to Bank at Borrower’s sole risk and expense at a place or places which are reasonably convenient to both Bank and Borrower.

17. STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank’s exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

18. PROCESSING AND SALES OF INVENTORY. In the absence of an Event of Default, Borrower shall have the right, in the regular course of business, to process and sell Borrower’s Inventory. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

19. WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

20. CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

21. TERMINATION.

(a) Unless renewed in writing, this Agreement shall terminate on May 30, 2007 (the “Termination Date”), and all Obligations shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank’s rights and remedies hereunder and Borrower’s obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence.

(b) In the event that Bank continues to make Loans hereunder after the Termination Date without a written extension of such Termination Date or after the occurrence of an Event of Default, all such Loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

22. MISCELLANEOUS.

(a) No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b) Bank is authorized to make Loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons, from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Borrower agrees that any and all Loans made by Bank to Borrower or for its account under this Agreement as provided in this paragraph shall be conclusively deemed to have been authorized by Borrower. Any request for a Loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.

(c) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder, provided that Bank agrees that it shall continue to hold at least 50.0% of the Loans at all times. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business, for the purpose of permitting evaluation of the Loans by such prospective participant or assignee, provided that such proposed participant or assignee agrees with Bank not to further disclose such documents and information on terms like those contained in the Nondisclosure Agreement between Borrower and Bank dated March 2, 2004. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

(e) Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

(f) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, telefacsimile or electronic transmission to Borrower or to Bank, as the case may be, at its address set forth below:

If to Bank:	Citizens Bank of Massachusetts
53 State Street
Boston, Massachusetts 02109
Attn: Marshall C. Sugarman
Telephone: (617) 994-7095
Telecopier: (617) 742-9548

If to Borrower:	Viisage Technology Inc.
296 Concord Road
Billerica, Massachusetts 01821
Attn: William Aulet
Telephone: (978) 932-2424
Telecopier: (978) 932-2218
With a copy to:	Elliot J. Mark, Esq. (same address)

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail, one business day after delivery of notice to a nationally recognized overnight delivery service and on the next business day if by telefacsimile or electronic transmission.

(g) Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

(h) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(i) Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(j) This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any other agreement, oral or written, before the date hereof.

(k) This Agreement can only be amended by a writing signed by both Bank and Borrower.

(l) The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Witness our hands and seals as of this 14th day of December, 2004.

WITNESS	BORROWER
VIISAGE TECHNOLOGY, INC.

/s/ Elliot J. Mark	By:	/s/ William K. Aulet
William K. Aulet, Senior Vice President

TRANS DIGITAL TECHNOLOGIES CORPORATION

/s/ Elliot J. Mark	By:	/s/ William K. Aulet
William K. Aulet, Treasurer

IMAGING AUTOMATION, INC.

/s/ Elliot J. Mark	By:	/s/ William K. Aulet
William K. Aulet, Treasurer

BIOMETRICA SYSTEMS, INC.

/s/ Elliot J. Mark	By:	/s/ William K. Aulet
William K. Aulet, Treasurer

BANK
CITIZENS BANK OF MASSACHUSETTS

	By:	/s/ Marshall C. Sugarman
Marshall C. Sugarman, Vice President